Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	916-403-2790
Investorrelations@pacificethanol.com		paulk@pacificethanol.com

Pacific Ethanol, Inc. PRICES $28 MILLION

OFFERING OF COMMON STOCK

Sacramento, CA, April 3, 2014 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading producer and marketer of low-carbon renewable fuels in the Western United States, announced it has priced an underwritten offering of 1,750,000 shares of its common stock at a price to the public of $16.00 per share, for gross offering proceeds of $28.0 million. Lazard Capital Markets LLC and Cowen and Company, LLC are acting as joint book-running managers for the offering.

The net offering proceeds to Pacific Ethanol from this offering are expected to be approximately $26.0 million, after deducting underwriting discounts and commissions and other estimated offering expenses. Pacific Ethanol intends to use the net proceeds from the offering to pay approximately $0.9 million in outstanding principal and accrued and unpaid interest owed under the terms of its senior unsecured notes, and will use the remaining balance of the net proceeds from the offering for general corporate purposes.

The offering is expected to close on or about April 8, 2014, subject to customary closing conditions.

The shares of common stock are being offered pursuant to effective registration statements on Form S-3, together with a prospectus supplement and accompanying base prospectus, previously filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statements. A preliminary prospectus supplement relating to the offering has been filed with the SEC. A final prospectus supplement relating to the offering will be filed with the SEC. Copies of the preliminary prospectus supplement and, when available, the final prospectus supplement relating to these securities may be obtained by visiting the SEC’s website at www.sec.gov, from Lazard Capital Markets LLC (30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (212) 632-6717), or from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).

1

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading producer and marketer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (“WDG”), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 91% ownership interest in PE Op Co., the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one facility is located in Madera, California that is currently being restarted. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing, LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as leading producer and marketer of low-carbon renewable fuels in the Western United States; and the ability of Pacific Ethanol to close the offering, which is subject to various closing conditions, at the time and on the terms and conditions contemplated in this press release, are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K and the preliminary prospectus relating to the offering filed with the Securities and Exchange Commission on March 31, 2014 and April 2, 2014, respectively.

2